                                                                     EXHIBIT 3.1

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          KLA INSTRUMENTS CORPORATION

     KLA Instruments Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is KLA Instruments Corporation, and the name under which the corporation was originally incorporated is KLA Corporation.

     The date of filing its original Certificate of Incorporation with the Secretary of State was July 9, 1975.

     2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

     3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

     "FIRST: The name of the corporation (hereinafter called the "corporation") is KLA INSTRUMENTS CORPORATION.

     SECOND: The address, including street, number, city and county of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

     THIRD: The nature of the business and of the purposes to be conducted and promoted by the corporation is as follows:

     To manufacture, purchase or otherwise acquire, import and export, invest in, own, mortgage, pledge, sell, assign, and transfer or otherwise dispose of, trade, deal in and deal with goods, wares, merchandise and personal property of every kind, nature and description, both on its own account and for others.

     To render services of every kind, nature and description (including, but not limited to, consulting, financial, engineering, research and similar or related services) both on its own account and for others.

     To develop, obtain, purchase or otherwise acquire, and to hold, own, use, sell, limit or otherwise dispose of processes, formulae, inventions and devices of every kind, nature and description, whether patented or not; and to apply for and obtain letters patent under the laws of the United States or of any foreign country.

     To borrow or lend money, and to make and issue notes, bonds, debentures, obligations, and evidences of indebtedness of all kinds, whether secured by mortgage, pledge, or otherwise, without limit as to amount, and to secure the same by mortgage, pledge, or otherwise and generally to make and perform agreements and contracts of every kind and description.

     To subscribe for, take, acquire, hold sell, exchange and deal in shares, stock, bonds, obligations and securities of any corporation, government, authority or company; to form, promote, subsidize and assist companies, syndicates, or partnerships of all kinds, and to finance and refinance the same; and to guarantee the obligations of other persons, firms, or corporations.

     In general, to do any act necessary or incidental to the conduct of said businesses and in the transaction thereof, to carry on any other business, whether manufacturing or otherwise, and to do any other thing permitted by all present and future laws of the State of Delaware applicable to business corporations.

     FOURTH: The aggregate number of shares of stock which the corporation shall have authority to issue shall be thirty-one million (31,000,000) shares, with the par value of each of such shares being one mil ($0.001). All such shares shall be of one class designated Common Shares.

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

     The Common Shares authorized by this Certificate of Incorporation shall be issued in series. The first series of Common Shares shall be designated "Common Stock" and shall consist of 30,000,000 shares. The second series of Common Shares and all other series of Common Shares (other than Common Stock), shall be designated as a group, "Junior Common Stock," and shall consist of 1,000,000 shares.

     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Junior Common Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

          (a) The number of shares constituting that series and the distinctive designation of that series.

          (b) The dividend rate on the shares of that series, and the relative rights or priority, if any, of payment of dividends on shares on that series;

          (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (d) Whether such series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (f) Any other relative rights, preferences and limitations of that series.

     FIFTH: The name and the mailing address of the incorporator are as follows:

     NAME             MAILING ADDRESS
- ---------------    ----------------------
R.G. Dickerson     229 South State Street
                   Dover, Delaware

     SIXTH:  The corporation is to have perpetual existence.

     SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

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

     EIGHTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

     1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-laws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

     2. After the original or other By-Laws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial By-Law or in a By-Law adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

     3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote, at any meeting of stockholders except as the provisions of paragraph
(c)(2) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

     NINTH: The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities and other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     TENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article TENTH.

     ELEVENTH:

     1. (a) In addition to any affirmative vote required by law or this certificate of incorporation, and except as otherwise expressly provided in paragraph 2 of this Article Eleventh:

             (i) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

             (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any

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

        Interested Shareholder of any assets of the corporation or any Subsidiary having an aggregate fair market value of $1,000,000 or more; or

             (iii) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $1,000,000 or more; or

             (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

             (v) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation of any Subsidiary which is directly or indirectly owned by an Interested Shareholder or any Affiliate of any Interested Shareholder; shall require the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding shares of capital stock of the corporation authorized to be issued from time to time under Article Fourth of this certificate of incorporation (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. Notwithstanding any other provision of this certificate of incorporation to the contrary, for purposes of this Article Eleventh, each share of the Voting Stock shall have one vote.

          (b) The term "Business Combination" as used in this Article Eleventh shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of subparagraph (a) of this paragraph 1.

     2. The provisions of paragraph 1 of this Article Eleventh shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provisions of this certificate of incorporation, if all of the conditions specified in the following subparagraph (a) are met:

          (a) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided, however, that such approval shall only be effective if obtained at a meeting at which a Continuing Director Quorum (as hereinafter defined) is present.

     3.  For the purposes of this Article Eleventh:

          (a) The term "person" shall mean any individual, firm, corporation or other entity.

          (b) The term "Interested Shareholder" shall mean any person (other than the corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

             (i) is the beneficial owner (as hereinafter defined) or more than five percent (5%) of the Voting Stock; or

             (ii) is an Affiliate (as hereinafter defined) of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of five percent (5%) or more of the Voting Stock; or

             (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          (c) A person shall be a "beneficial owner" of any Voting Stock:

             (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

             (ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

             (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          (d) For the purposes of determining whether a person is an Interested Shareholder pursuant to subparagraph (b) of this paragraph 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph (c) of this paragraph 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (e) The terms "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1984.

          (f) The term "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in subparagraph (b) of this paragraph 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

          (g) The term "Continuing Director" means any member of the Board of Directors of the corporation (the "Board") who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors, provided that such recommendation or election shall only be effective is made at a meeting at which a Continuing Director Quorum is present.

          (h) The term "Continuing Director Quorum" means four Continuing Directors capable of exercising the powers conferred upon them under the provisions of the certificate of incorporation or By-Laws of the corporation or by law.

     4. Notwithstanding any other provisions of this certificate of incorporation or by the By-Laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this certificate of incorporation or the ByLaws of the corporation) the affirmative vote of the holders of eighty percent (80%) or more of the shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Eleventh."

     5. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said KLA Instruments Corporation has caused this certificate to be signed by Kenneth Levy, its President, and attested by Paul E. Kreutz, its Secretary, this 21 day of May, 1985.

                                            KLA INSTRUMENTS CORPORATION

                                            By:/s/  Kenneth Levy
                                               President

ATTEST:

By: /s/  Paul E. Kreutz
    Secretary

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                          KLA INSTRUMENTS CORPORATION

     KLA INSTRUMENTS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: The amendment to the Corporation's Certificate of Incorporation set forth in the following resolutions approved by the Corporation's Board of Directors and stockholders was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of
     Delaware:

     RESOLVED, that Article FOURTH of the Corporation's Certificate of Incorporation be amended and restated in its entirety to read as follows:

        FOURTH: The aggregate number of shares of stock which the corporation shall have authority to issue shall be 76,000,000 shares, with the par value of each of such shares being $0.001. These shares shall be divided into the following classes:

               (1) 75,000,000 shares shall be designated as Common Shares; and

               (2) 1,000,000 shall be designated as Preferred Stock.

             The Common Shares authorized by this Certificate of Incorporation shall be issued in series. The first series of Common Shares shall be designated "Common Stock" and shall consist of 74,000,000 shares. The second series of Common Shares and all other series of Common Shares (other than Common Stock), shall be designated as a group, "Junior Common Stock," and shall consist of 1,000,000 shares.

             The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of the Article FOURTH, to provide for the issuance of the shares of Junior Common Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualification, limitations or restrictions thereof.

             The authority of the Board with respect to each series of Common Shares shall include, but not be limited to, determination of the following:

                (a) The number of shares constituting that series and the distinctive designation of that series;

                (b) The dividend rate of the shares of that series, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                (c) Whether such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                (d) Whether such series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                (e) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation and the relative rights of priority, if any, of payment of shares of that series, and

                (f) Any other relative rights, preferences and limitations of that series.

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

             The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

     RESOLVED FURTHER, that Article EIGHTH of the Corporation's Certificate of Incorporation be amended by amending and restating paragraphs 1 and 2 thereof to read as follows:

          1. (a) The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by the General Corporation Law of the State of Delaware or by this Certificate of Incorporation or the By-laws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation.

             (b) The number of directors shall initially be six and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

             (c) The directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 1990 annual meeting of stockholders, the term of office of the second class to expire at the 1991 annual meeting of stockholders and the term of office of the third class to expire at the 1992 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors shall be elected to succeed those directors whose terms expire for a term of office to expire at the third succeeding annual meeting of stockholders after their election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

             (d) Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by a vote of stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall holder office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

             (e) Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by (i) a majority of the directors then in office, though less than a quorum, or (ii) the stockholders at a special meeting of the stockholders properly called for that purpose, by the vote of the holders of a majority of the shares entitled to vote at such special meeting. Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

          2. After the original or other By-laws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the corporation may be exercised by the Board of Directors of the Corporation.

     RESOLVED FURTHER, that Article EIGHTH of the Corporation's Certificate of Incorporation be further amended by adding the following new paragraph at the end thereof:

          4. Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

     IN WITNESS WHEREOF, KLA INSTRUMENTS CORPORATION has caused its corporate seal to be hereunto affixed and this certificate to be signed by Kenneth Levy, its President, and attested by Paul E. Kreutz, its Secretary, this 26th day of October, 1989.

CORPORATE SEAL                               KLA INSTRUMENTS CORPORATION

                                             By:/s/  Kenneth Levy
                                                Kenneth Levy, President
ATTEST:

By:/s/  Paul E. Kreutz
   Paul E. Kreutz, Secretary

                                        3